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                                                                  Execution Copy

                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into effective as of the 6th day of December, 1994 ("Effective Date"), on this 2ND day of February, 1995 between ZENITH NATIONAL INSURANCE CORP., a Delaware corporation (hereinafter referred to as "Zenith"), and STANLEY R. ZAX (hereinafter referred to as
"Employee").   WHEREAS, Employee is presently employed as Chairman of the Board and President of Zenith Insurance Company, a subsidiary of Zenith, pursuant to a written Employment Agreement originally dated as of December 9, 1981, for a term of five years ending December 8, 1986, which agreement was extended and modified pursuant to a written Employment Agreement dated as of December 5, 1985 for a term of five years ending December 31, 1990, which agreement was extended and modified pursuant to a written Employment Agreement dated as of February 28, 1990 for a term of five years ending December 31, 1995, and is also employed as Chairman of the Board and President of Zenith and certain of its other subsidiaries (Zenith and all of its subsidiaries collectively referred to hereinafter as "Employer"); and

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     WHEREAS, Zenith and Employee deem it in their respective best interests to extend the term of said Employment Agreement at the present time and modify certain other provisions thereof;

     NOW, THEREFORE, it is agreed as follows:

     1.   AMENDED AND RESTATED EMPLOYMENT AGREEMENT.

     The Agreement is hereby amended and restated in its entirety and the term thereof is hereby extended as hereinafter provided.

     2.   ENGAGEMENT AND DUTIES.

     During the Term of Employment as defined in Paragraph 3 of this Agreement:

     2.1 Employer hereby employs Employee and Employee does hereby agree to be employed by Employer as Chairman of the Board, President, and Chief Executive Officer of Zenith and in such other capacities at Zenith and at each of the corporations which comprise Employer as shall hereafter be agreed upon by Employee, the Board of Directors of Zenith and the boards of directors of such other corporations.

     2.2 Employee shall perform the normal duties of such offices and such other executive duties as may from time to time be assigned to him by and in accordance with instructions and directions of the Board of Directors of Zenith. Both Employee and Employer hereby expressly recognize that the services described herein shall be

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performed to the reasonable satisfaction of the Board of Directors of Zenith.

     2.3 Employee shall perform the duties contemplated hereunder at his principal office located in Los Angeles County, California; provided, however, Employee shall travel outside Los Angeles County to the extent he reasonably deems it necessary or appropriate in the performance of his duties hereunder.

     2.4 Employee, during the Term of Employment, shall devote his time, attention, energies, skill and best efforts to the performance of his duties for and on behalf of Employer.

     3.   TERM OF EMPLOYMENT.

     The term of employment hereunder shall be a period commencing on the Effective Date and terminating

December 31, 1998 ("Expiration Date"), unless sooner terminated as elsewhere provided herein ("Term of Employment").

     4.   COMPENSATION.

     As full and complete consideration for the performance of his duties and the rendition of any and all services under this Agreement, Employee shall be compensated as follows:

     4.1 Effective as of the Effective Date, Employee shall be paid the sum One Million Dollars ($1,000,000) per

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year, subject to such other increases as the Board of Directors of Zenith may from time to time determine ("Base Compensation").

     4.2 In addition to the Base Compensation, Employee shall be a participant in the Executive Officer Bonus Plan of Zenith.

     4.3 All compensation hereunder shall be paid by Employer, as allocated from time to time among the different corporations which comprise Employer by the Audit Committee of Zenith, and shall comply with all relevant governmental directives, rules and regulations which may be in effect from time to time. All Base Compensation shall be payable ratably twice each month, or more or less often in accordance with the normal payroll practices of Employer.

     5.   BUSINESS EXPENSES.

     Employee shall be reimbursed for reasonable and necessary expenses duly incurred in connection with the duties to be performed and the services to be rendered by Employee to Employer under and pursuant to this Agreement, upon submission of itemized expense statements in the manner and at times specified by Employer for officers of Employer. In addition, Employee shall be entitiled to the exclusive full time use of one deluxe automobile of his

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choice, to be replaced from time to time at Employee's discretion.

     6.   EMPLOYEE BENEFITS.

     6.1 Employee shall be entitled to participate in all employee insurance, retirement and other benefit plans for which he qualifies and which may be in effect from time to time. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit or limit the right of Employer to discontinue, modify, or amend any plan or benefit in its absolute discretion at any time, provided, however, that any such discontinuance, modification or amendment shall apply to employees of Employer generally, or to a defined group of such employees, and shall not apply solely to Employee.

     6.2 Employee shall be entitled each year to a vacation in accordance with standard employment practices, during which time his compensation shall be paid in full. Each vacation shall be taken during a period mutually satisfactory to both Employer and Employee.

     7.   DEATH DURING EMPLOYMENT.

     If Employee shall die during the Term of Employment, Employer shall pay the compensation which could otherwise be payable to Employee pursuant to Paragraphs
4.1 and 4.2 of this Agreement, up to the end of the twelfth month following the month in which his death occurred (a)

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to Employee's spouse, if living, (b) if his spouse is not then living, to his then living issue by right of representation, and (c) if none of the above are then living, to his estate.

     8.   ACKNOWLEDGMENT OF PECULIAR VALUE OF SERVICES.

     8.1 Employee acknowledges that the services which he has agreed to render during the Term of Employment under this Agreement are special, unique, unusual, extraordinary, and of an intellectual character, and therefore are of peculiar value to Employer.

     8.2 Employee further acknowledges that because of the character of said services the remedy at law for any breach by him of this Agreement may be enforced by an injunction in a suit in equity, without the necessity of proving actual damage, and that a temporary injunction may be granted immediately upon the commencement of any such suit, and without notice. Nothing herein contained shall be construed as prohibiting Employer from pursuing any other remedies available to Employer from such breach or threatened breach, including the recovery of damages from Employee.

     9.   DISCLOSURE OF INFORMATION.

     9.1 Employee acknowledges that the list of Employer's customers, as they may exist from time to time,

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and Employer's trade secrets and other confidential information are valuable, special and unique assets of Employer's business. Employee will not, during or after the Term of Employment, disclose to any person, firm, corporation, association, or any other entity or use for his own benefit, any list of Employer's customers, or any part thereof, or any of Employer's trade secrets or other confidential information, for any reason or purpose whatsoever.

     9.2 Employee agrees that upon leaving the employ of Employer he will deliver to Employer and not keep or deliver to anyone else, any and all memoranda, specifications, documents and in general any and all material relating to Employer's business that he may have under his possession or control.

     9.3 Employee recognizes that he will possess confidential information about other employees of Employer relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of Employer. The Employee recognizes that the information he will possess about these other employees is not generally known, is of substantial value to Employer in developing its products and in securing and retaining customers, and will be acquired by him because of his business position with Employer. Employee agrees that,

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during the period ending on the last day of the one-year period following his termination of employment, he will not, directly or indirectly, solicit or recruit any employee of Employer for the purpose of being employed by him, or any business, individual, partner, firm, corporation or other entity that is then in competition with Employer ("Competitor") on whose behalf he is acting as an agent, representative or employee. The Employee further agrees that he will not convey any such confidential information or trade secrets about other employees of Employer to anyone affiliated with him or to any Competitor.

     9.4 Employee further acknowledges that the remedy at law for any breach by him of the covenants contained in Paragraphs 9.1 and 9.2 will be inadequate and that in the event of a breach, or threatened breach, by Employee of the covenants contained therein, Employer shall be entitled to an injunction restraining Employee from using, for his own benefit, and/or from disclosing, in whole or in part, the list of Employer's customers, and/or Employer's trade secrets or other confidential information, and/or from rendering any services to any person, firm, corporation, association or other entity to whom such a list, and/or such trade secrets or other confidential information, in whole or in part, have been disclosed, or are threatened to

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be disclosed and such other declaratory relief as is proper to cause Employee to return to Employer any and all memoranda, specifications, documents and all other material relating to Employer's business that he may have under his possession or control. Nothing herein shall be construed as prohibiting
Employer from pursuing any other remedies available to Employer from such breach or threatened breach, including the recovery of damages from Employee. The provisions of this Paragraph 9 shall survive the expiration or termination, for any reason, of this Agreement and of Employee's employment.

     10.   TERMINATION OF AGREEMENT BY EMPLOYER.

     Should any of the following events occur, Employer may terminate this Agreement by giving written notice thereof to Employee, which notice shall be effective immediately:

          (a) Employee is physically or mentally incapacitated for a period of one hundred eighty (180) consecutive days. Employee shall be deemed to be physically or mentally incapacitated if he is unable for any reason whatsoever to devote his full time and efforts to the business of Employer.

          (b) Employee breaches any of his material obligations under this Agreement.

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     10.1 Should Employer terminate the Term of Employment prior to the
Expiration Date pursuant to Paragraph 10(a) hereof, Employer shall thereupon pay to Employee, in complete satisfaction of its obligations under this Agreement, the compensation which would otherwise be payable to him pursuant to Paragraphs
4.1 and 4.2 of this Agreement up to the end of the sixth month following the month in which such termination occurred. Should Employer terminate the Term of Employment prior to the Expiration Date pursuant to Paragraph 10(b) hereof, Employer shall pay to Employee in complete satisfaction of its obligations under this Agreement and without waiving any rights which it or its subsidiaries may have against Employee, the compensation which would otherwise be payable to him pursuant to Paragraph 4.1 of this Agreement up to the end of the month in which such termination occurs and Employer shall not be obligated to make any payments to Employee pursuant to Paragraph 4.2 of the Agreement.

     10.2 Subject to the provisions of Paragraph 11.2 hereof, should Employer terminate the Term of Employment prior to the Expiration Date for any reason other than as set forth in Paragraphs 10(a) and 10(b) hereof, Employer shall thereupon pay to Employee, in complete satisfaction of its obligations under this Agreement, the compensation which would otherwise be payable to him pursuant to

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Paragraphs 4.1 and 4.2 of this Agreement had Employee continued to be employed through the Expiration Date, assuming, for purposes of this Paragraph 10.2, that the annual bonus payable to Employee pursuant to Paragraph 4.2 of this Agreement for each year of the remaining term is equal to the highest annual bonus paid or payable to Employee during the three consecutive years immediately preceding his termination of employment.

     11.  CHANGE IN CONTROL; TERMINATION OF AGREEMENT BY EMPLOYEE OR EMPLOYER.

     In the event of a Change in Control (as defined below) at any time during the Term of Employment, all stock option rights, stock appreciation rights, and any and all other similar rights theretofore granted to Employee, including, but not limited to, Employee's right to receive cash in lieu of exercising stock options, as provided in Section 9 of his Stock Option Agreements entered into with Zenith as of December 6, 1985 and December 9, 1987, shall vest and shall then be exercisable in full.

     11.1 Employee may, within 180 days after the effective date of any such Change in Control, deliver to Zenith a written notice of his election to terminate the Term of Employment, effective as of a date set forth in said notice, which effective date shall be not less than

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30 days nor more than 90 days after the date of delivery of such written notice.

     11.2 Notwithstanding anything in this Agreement to the contrary, in the event of a Change in Control, should Employee terminate the Term of Employment prior to the Expiration Date pursuant to Paragraph 11.1 hereof, or should Employer terminate the Term of Employment prior to the Expiration Date for any reason other than as set forth in Paragraphs 10(a) and 10(b) hereof, then, effective as of the date set forth in Employee's or Employer's notice to terminate the Term of Employment, Employee shall be entitled to the benefits provided below (hereinafter referred to as "Severance Payments"):

                    (i) Zenith shall pay to Employee his Base Compensation through the effective date of the notice to terminate the Term of Employment, at the rate in effect at the time such notice of termination is given, plus all other amounts to which he is entitled under any compensation plan of Employer, in each case at the time such payments are due;

                    (ii) Zenith shall pay to Employee a cash lump sum payment, no later than the fifteenth day following the effective date of the notice to terminate the Term of Employment,

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     equal to the greater of (a) two times the sum of (x) his Base Compensation at the rate in effect as of the effective date of the notice to terminate the Term of Employment and (y) the highest annual bonus paid or payable to Employee during the three consecutive years immediately preceding his termination of employment, or (b) the "actuarial equivalent" of all Base Compensation and bonus payments that would have been payable to Employee pursuant to Paragraphs 4.1 and 4.2 of this Agreement had Employee continued to be employed through the Expiration Date, assuming, for purposes of this Paragraph, that the annual bonus payable to Employee pursuant to Paragraph
     4.2 of this Agreement for each year of such remaining term is equal to the highest annual bonus paid or payable to Employee during the three consecutive years immediately preceding his termination of employment. For purposes of this subparagraph 11.2(ii), "actuarial equivalent" shall be determined by an actuary selected by Zenith, subject to approval by Employee, and calculated in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation to value

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     liabilities for pension plans terminating as of the effective date of
     Employee's or Employer's notice to terminate the Term of Employment;

                    (iii) During the period beginning as of the effective date of Employee's or Employer's notice to terminate the Term of Employment until the Expiration Date, Zenith shall, at its cost, arrange to provide Employee with life, disability, dental, accident and group health insurance benefits substantially similar to those that he was receiving immediately prior to the effective date of the notice to terminate the Term of Employment plus an additional amount necessary to reimburse Employee for any taxes imposed solely by reason of his receipt of such benefits following his termination of employment. Notwithstanding the foregoing, Zenith shall not provide any benefit otherwise receivable by Employee pursuant to this subparagraph 11.2(iii) if an equivalent benefit actually received by him at any time during the period of coverage, and any such benefit actually received by him shall be reported to Zenith.

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     11.3 For purposes of this Agreement, a Change in Control shall mean either
(i) a merger or consolidation of Zenith with or into another company or corporation, other than (a) a merger or consolidation which would result in the voting securities of Zenith outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of Zenith or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of Zenith (or similar transaction) in which no "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) acquires Zenith more than 50% of the combined voting power of Zenith's then outstanding securities; or (ii) an assignment of this Agreement by Zenith under the provisions of Paragraph 15.2 hereof; or (iii) the sale of all or substantially all of Zenith's assets; or (iv) a change in the identities of a majority of the members of the Board of Directors of Zenith within a one-year period or less; or (v) any other transaction which would require any party or affiliated group of parties to obtain approval from, or require such transactions to be presented for approval by, the California Insurance

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Commissioner (assuming there is no preemption of California insurance laws by
Federal Law).

     11.4 Notwithstanding anything to the contrary in this Agreement, in the event that Employee becomes entitled to the Severance Payments, if any of the Severance Payments will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), Zenith shall pay to Employee an additional amount (the "Gross-Up Payment") such that the net amount retained by Employee, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income and other tax and Excise Tax upon the payment provided for by this Paragraph 11.4, shall be equal to the Total Payments. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by Employee in connection with a Change in Control or Employee's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Employer, any person whose actions result in a change in control or any person affiliated with Employer or such person (which, together with Severance Payments, shall constitute "Total Payments"), shall be treated as "parachute payments" within

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the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by Zenith's independent auditors and acceptable to Employee, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code in excess of the base amount, within the meaning of section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Zenith's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state

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and local income taxes at the highest marginal rate of taxation in the state and locality of Employee's residence on the date of termination of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Employee's employment, Employee shall repay to Zenith, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Employee's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Zenith shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions

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payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined.

     11.5 The payments provided for in Paragraphs 11.2 (other than subparagraph 11.2(iii)) and 11.4 hereof shall be made not later than the fifth day following the date of termination of employment, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, Zenith shall pay to Employee on such day an estimate, as determined in good faith by Zenith, of the minimum amount of such payments to which Employee is clearly entitled and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the date of termination of employment. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Zenith to Employee, payable on the fifth (5th) business day after demand by Zenith (together with interest at the rate provided in section 1274(b)(2)(B) of the Code). At the time that payments are made under this Paragraph, Zenith shall provide Employee with a written statement setting forth the manner in which such payments were calculated and

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the basis for such calculations including, without limitation, any opinions or other advice Zenith has received from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

     12.  ATTORNEY'S FEES.

     In the event that any action at law or in equity, for injunctive or declaratory relief, is brought to enforce or interpret the provisions of this Agreement, if Employee is the prevailing party, he shall be entitled to reasonable attorney's fees in addition to any other relief to which he may be entitled.

     13.  APPLICABLE LAW.

     This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with, and governed by, the laws of the State of California applicable to agreements executed and fully to be performed thereunder.

     14.  NOTICES.

     Any notice required to be given hereunder shall be in writing sent by registered or certified mail, return receipt requested, to either Zenith or Employee at the addresses listed below, or at such other addresses as

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either Zenith or Employee may hereafter designate in writing to the other:

          To Zenith:

                    Zenith National Insurance Corp.
                    21255 Califa Street
                    Woodland Hills, California 91367
                    Attention:     Corporate Secretary

          To Employee:

                    813 North Bedford Drive
                    Beverly Hills, California 90210

     15.  ASSIGNMENT.

     15.1 This Agreement and the rights, interests, and benefits hereunder are personal to Employee and shall not be assigned, transferred, pledged, or hypothecated in any way by Employee, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, or hypothecation, or the levy of any execution, attachment or similar process thereon, shall be null and void and without effect.

     15.2 Zenith shall have the right to assign this Agreement and to delegate all of its rights, duties and obligation hereunder, whether in whole or in part, to any parent, affiliate, successor, or subsidiary organization or company of Zenith or corporation with which Zenith may merge or consolidate or which acquires by purchase or otherwise all or substantially all of Zenith's consolidated assets, but such assignment shall not release Employer from

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its obligations under this Agreement, and in the event of any such assignment by
Zenith, Employee may, at his sole option, exercise his termination rights under the provisions of Paragraph 11 of this Agreement.

     16.  ENTIRE AGREEMENT.

     This Agreement constitutes the entire understanding of the parties hereto and supersedes any and all prior agreements and understanding whether oral or written between the parties. This Agreement may only be modified by an agreement in writing executed by one of Zenith's duly authorized officers (other than Employee), with the approval of Zenith's Board of Directors, and by Employee.

     17.  WAIVER OF BREACH.

     The waiver by Employee of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

     18.  MISCELLANEOUS.

     18.1 The titles of the paragraphs of this Agreement are for convenience of reference only, and are not to be considered in construing this Agreement.

     18.2 The unenforceability or invalidity of any paragraph or subparagraph of this Agreement shall not affect the enforceability and validity of the balance of this Agreement.

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     18.3 Each party hereto shall make, execute and deliver such other instruments or documents as may be reasonable required in order to effectuate the purpose of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in Woodland Hills, California, on the date indicated below.

                         ZENITH NATIONAL INSURANCE CORP.
                         ("Zenith")

Date: Feb 2, 1995        By /s/ Fredricka Taubitz
                            ---------------------------------
                         As agent for and on behalf of Zenith
                         and each and all of its Subsidiaries
                         ("Employer")


Date: Feb 2, 1995        By   /s/ Stanley R. Zax
                            ---------------------------------
                            STANLEY R. ZAX ("Employee")

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